UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2014

HYDROPHI TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-55050	27-2880472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRA Employer Identification No.)

3404 Oakcliff Road, Suite C6 Doraville, GA	30340
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 974-9910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On December 4, 2014, Hydrophi Technologies Group, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”), with 31 Group, LLC (the “Investor”).  Pursuant to the Purchase Agreement, the Investor is committed to purchase from the Company two convertible notes of the Company in the principal amounts of $385,000 (the “Initial Note”) and $275,000 (the “Second Note,” collectively, the “Notes”), for the cash purchase amounts of $350,000 and $250,000, respectively.  The Initial Note was issued on December 4, 2014 and will mature on May 17, 2016.  The Company received the funding for the Initial Note on December 8, 2014.  The Second Note will be issued upon the fulfillment of certain other conditions that are outside of the Investor’s control or that the Investor cannot cause not to be satisfied.

The Notes bears an 8% interest rate per annum and the Investor can convert the Notes, in whole or in part, into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), by sending a notice of conversion to the transfer agent of the Company.

The Company is required to reserve a portion of its common stock based on a multiple of the number shares issuable upon full conversion of the Notes, subject to a minimum (the “Reserved Amount”).  The Reserved Amount will be adjusted every month, pursuant to the conversion formula set forth in the Notes.  The Investor also has participation rights in certain subsequent placements of equity and equity-related securities of the Company prior to the second anniversary of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties.  The Notes include customary event of default provisions and cross-default provisions in connection with any other agreements and/or instruments between the Company and the Investor.  Upon the occurrence of an event of default, the Notes will become immediately due and the Company is required to pay a penalty.  The Notes include limitations on its prepayment and protective provisions for the Investor to receive benefits in the events of fundamental transactions and changes of control transactions.

The Investor, as a holder of the Notes, will not be entitled to vote, to consent, to receive dividends, or to exercise any rights whatsoever as our shareholders.  If, however, the Company declares a dividend or make a distribution of its assets (the “Distribution”), the Investor will be entitled to such Distribution to the same extend that the Investor would have participated therein if the Investor had held the number of shares of Common Stock then acquirable upon complete exercise of the Notes.

At no time will the Investor be entitled to convert any portion of the Notes, to the extent that after such exercise/conversion, the Investor (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of Common Stock as of such date, which limit may be increased to 9.99% at the election of the Investor but no greater than 9.99%.

The issuance of the Notes to the Investor under the Purchase Agreement were exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated under the Securities Act (“Regulation D”). The Company made this determination based on the representations of the Investor in the Purchase Agreement that the Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about its investment and about the Company.

In addition, the Purchase Agreement provides a royalty payment (the “Royalty Payment”) to the Investor of 3% of the cash revenue from only the sales of the Company’s HydroPlant units, after the Company receives USD$500,000 from the sales of the HydroPlant unit and the Royalty Payment will continue to be due for a period of twenty-four months beginning the date that the Investor receives its first Royalty Payment. The Royalty Payment does not apply to other revenues of the Company such as from servicing, advertising, consulting, royalties, territorial allocation fees, late payment charges or other fees and revenues or earnings of the Company.

The foregoing descriptions of the Purchase Agreement and the Notes do not purport to be complete, and are qualified in their entirety by reference to each such document (or form thereof, as applicable), filed as Exhibits 10.1 and 4.1, respectively, and incorporated herein by reference.

Item 2.03

Creation of Direct Financial Obligation or an Obligation under an

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 3.02

Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 9.01.

Financial Statements and Exhibits

The following is filed as exhibits to this Current Report on Form 8-K:

Exhibit

Number

Description of Document

4.1

Convertible Note, for 31 Group, LLC, issued on December 4, 2014

10.1

Securities Purchase Agreement, dated as of December 4, 2014, by and between HydroPhi Technologies Group, Inc., and 31 Group, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HydroPhi Technologies Group, Inc.

Date: December 8, 2014	By:	/s/ Roger M. Slotkin
Roger M. Slotkin
President, Chief Executive Officer and Director